Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Marcia Kendrick
713-881-8900
mkendrick@seitel.com

SEITEL ANNOUNCES THIRD QUARTER 2017 RESULTS

HOUSTON, November 8, 2017 - Seitel, Inc., a leading provider of onshore seismic data to the oil and gas industry in North America, today reported results for the third quarter ended September 30, 2017.

Third Quarter Highlights -

•	Total revenue was $24.0 million compared to $23.3 million in Q3 2016.

•	Cash resales totaled $16.5 million compared to $9.3 million in Q3 2016.

•	Cash flows from operating activities were $23.4 million compared to $24.4 million in Q3 2016.

•	Cash EBITDA was $12.1 million compared to $5.1 million in Q3 2016.

First Nine Months Highlights -

•	Total revenue was $68.3 million compared to $59.5 million in 2016.

•	Cash resales totaled $43.5 million compared to $31.1 million in 2016.

•	Cash flows from operating activities were $44.3 million compared to $29.1 million in 2016.

•	Cash EBITDA was $29.3 million compared to $18.4 million in 2016.

Total revenue for the third quarter of 2017 was $24.0 million, consisting of acquisition underwriting revenue of $6.9 million, resale licensing revenue of $16.5 million and solutions and other revenue of $0.6 million. This compares to total revenue of $23.3 million in the third quarter of 2016, consisting of acquisition underwriting revenue of $7.6 million, resale licensing revenue of $15.1 million and solutions and other revenue of $0.5 million. Cash resales, a component of resale licensing revenue, were $16.5 million in the third quarter of 2017 compared to cash resales of $9.3 million in the third quarter of 2016.

Total revenue for the nine months ended September 30, 2017 was $68.3 million compared to $59.5 million for the same period last year. Acquisition underwriting revenue was $18.2 million for the first nine months of 2017 compared to $17.5 million in the first nine months of 2016. New data acquisition activity in the first nine months of 2017 was focused in the Eagle Ford/Woodbine, Permian Basin and Louisiana Cotton Valley areas in the U.S. and in the Montney area in Canada. Total resale licensing revenue was $48.5 million in the first nine months of 2017 compared to $40.7 million in the first nine months of 2016. For the first nine months of 2017, cash resales were $43.5 million compared to $31.1 million in the first nine months of 2016, reflecting an increase in capital spending by our E&P clients. Solutions and other revenue was $1.6 million in the first nine months of 2017 compared to $1.4 million in the first nine months of 2016.

“Crude oil prices showed fairly steady improvement during the third quarter from the year-to-date low seen in late June and have been at or above $50 per barrel since mid-September. The improvement in oil prices compared to last year, both in the third quarter and year-to-date, has resulted in increased capital spending by our E&P clients which in turn has caused increased demand for our seismic data,” commented Rob Monson, president and chief executive officer. “Cash resales are trending back to more normal levels after dropping as a result of E&P companies’ reaction to lower commodity prices in 2015 and 2016. However, analysts still expect a slow climb for oil prices and E&P companies remain cautious of volatile oil markets causing them to operate within cash flows and be returns focused.
“Although we have kept our net cash capex at a relatively low level this year, we have added about 2,000 square miles to our library year-to-date. We continue to add high quality data to our library with attractive, long lasting return potential,” stated Monson.

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Our net loss was $6.3 million for the third quarter of 2017 compared to $5.4 million for the third quarter of 2016. The increase in the loss between quarters was primarily due to an increase in income tax expense partially offset by slightly higher total revenues, an overall decrease in selling, general and administrative (“SG&A”) expenses and a decrease in amortization expense associated with our seismic data library. Our net loss was $29.4 million in the first nine months of 2017 compared to $28.5 million in the first nine months of 2016. The slight increase in loss between the nine-month periods was primarily due to higher amortization of our seismic data library and an increase in income tax expense, partially offset by higher revenues.

Cash flows from operating activities were $23.4 million in the third quarter of 2017 compared to $24.4 million in the third quarter of 2016. The decrease in cash flows between the periods was primarily due to lower collections of acquisition underwriting revenue as a result of invoice timing. Cash flows from operating activities were $44.3 million for the first nine months of 2017 compared to $29.1 million for the first nine months of 2016. The increase between periods was primarily due to higher collections of cash resales in 2017 due to increased activity beginning in the fourth quarter of 2016, partially offset by payments of 2016 annual incentive compensation made in 2017 and lower collections of acquisition underwriting revenue as a result of invoice timing.

Cash EBITDA, a non-GAAP measure, generally defined as cash resales and solutions revenue less cash operating expenses (excluding severance and various non-routine items), was $12.1 million in the third quarter of 2017 compared to $5.1 million in the same period last year and $29.3 million in the first nine months of 2017 compared to $18.4 million in the first nine months of last year. The increase between periods was primarily the result of higher cash resales.

SG&A expenses were $5.0 million in the third quarter of 2017 compared to $5.4 million in the third quarter of 2016 and $15.7 million in the first nine months of 2017 compared to $16.0 million in the same period last year. The decrease between the 2016 and 2017 periods was mainly due to a decrease in severance and other non-routine costs primarily due to termination benefits related to layoffs of personnel that were included in the 2016 periods and a decrease in legal fees for work performed in 2016 associated with client bankruptcies, partially offset by an increase in annual incentive compensation in 2017 associated with our higher Cash EBITDA results. No comparable expense was recorded for the annual incentive compensation plan in the third quarter and first nine months of 2016 due to the uncertainty of achieving the goals set for 2016 as a result of the industry environment.

In the first nine months of 2017, gross capital expenditures were $27.5 million, of which $18.7 million related to new data acquisition projects primarily located in the Eagle Ford/Woodbine, Permian Basin and Louisiana Cotton Valley areas in the U.S. and in the Montney area in Canada. Our net cash capital expenditures totaled $8.3 million in the first nine months of 2017. Our current backlog of capital expenditures relates to new data acquisition projects located in the Permian Basin and Duvernay areas and totals $8.1 million, of which we have obtained cash underwriting of $5.7 million. We expect approximately $1.6 million of our $2.4 million committed net cash capital expenditures to be incurred in 2017 with the remainder to be incurred in 2018.

CONFERENCE CALL
Seitel’s next conference call will be held after the release of its year-end 2017 results in February 2018. Should investors or analysts wish to contact the Company, please feel free to contact Marcia Kendrick at the email address or telephone number provided in this release.

ABOUT SEITEL
Seitel is a leading provider of onshore seismic data to the oil and gas industry in North America. Seitel’s data products and services are critical in the exploration for and development of oil and gas reserves by exploration and production companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of exploration and production companies. Seitel believes that its library of 3D onshore seismic data is one of the largest available for licensing in North America and includes leading positions in oil, liquids-rich and natural gas unconventional plays as well as conventional areas. Seitel has ownership in over 46,000 square miles of 3D onshore data, over 10,000 square miles of 3D offshore data and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel has also expanded into Mexico through reprocessing existing 2D seismic data for licensing to oil and gas companies. Seitel serves a market which includes over 1,500 companies in the oil and gas industry.

FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Statements contained in this press release about our future outlook, prospects, strategies and plans, and about industry conditions, demand for seismic services and the future economic life of our seismic data are forward-looking, among others. All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward-looking. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “target,” “foresee,” “should,” “intend,” “may,” “will,” “would,” “could,” “potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance, but represent our present belief, based on our current expectations and assumptions, with respect to future events and their potential effect on us. While we believe our expectations and assumptions are reasonable, they involve risks and uncertainties beyond our control that could cause the actual results or outcome to differ materially from the expected results or outcome reflected in our forward-looking statements. Such risks and uncertainties include, without limitation, actual customer demand for our seismic data and related services, the timing and extent of changes in commodity prices for natural gas, crude oil and condensate and natural gas liquids, conditions in the capital markets during the periods covered by the forward-looking statements, the effect of economic conditions, our ability to obtain financing on satisfactory terms if internally generated cash flows are insufficient to fund our capital needs, the impact on our financial condition as a result of our debt and our debt service, our ability to obtain and maintain normal terms with our vendors and service providers, our ability to maintain contracts that are critical to our operations, changes in the oil and gas industry or the economy generally and changes in the capital expenditure budgets of our customers. For additional information regarding known material factors that could cause our actual results to differ, please see our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The forward-looking statements contained in this press release speak only as of the date hereof and readers are cautioned not to place undue reliance or project future results based on such forward-looking statements or present or prior earnings levels. Except as required by applicable law, we disclaim any duty to update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to Seitel, Inc. or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and future reports filed with the SEC.

INFORMATION RELATED TO FINANCIAL MEASURES
We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as cash EBITDA and net cash capital expenditures, provide useful supplemental information to investors regarding the company’s operating and financial performance and are useful for period-over-period comparisons. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP. Non-GAAP financial measures included in this press release are cash EBITDA, for which the most comparable GAAP measure is cash flows from operating activities and net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures. Reconciliations of each non-GAAP financial measure to its most comparable GAAP measure are included at the end of this press release.

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited)
	September 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$80,273	$55,997
Receivables, net	14,166	26,094
Net seismic data library	82,919	115,922
Net property and equipment	1,591	1,709
Prepaid expenses, deferred charges and other	2,228	1,762
Intangible assets, net	900	1,418
Goodwill	187,658	182,012
Deferred income taxes	284	257
TOTAL ASSETS	$370,019	$385,171

LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES
Accounts payable and accrued liabilities	$24,675	$17,007
Income taxes payable	2,519	620
Senior Notes	247,809	246,857
Obligations under capital leases	1,438	1,510
Deferred revenue	12,176	15,904
Deferred income taxes	1,550	2,214
TOTAL LIABILITIES	290,167	284,112

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY
Common stock, par value $.001 per share; 100 shares authorized,
issued and outstanding	—	—
Additional paid-in capital	400,591	400,582
Retained deficit	(312,549)	(283,190)
Accumulated other comprehensive loss	(8,190)	(16,333)
TOTAL STOCKHOLDER’S EQUITY	79,852	101,059
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$370,019	$385,171

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

REVENUE	$24,013	$23,255	$68,308	$59,545

EXPENSES:
Depreciation and amortization	17,714	18,933	61,946	58,839
Cost of sales	31	22	74	55
Selling, general and administrative	5,049	5,386	15,700	16,013
	22,794	24,341	77,720	74,907

INCOME (LOSS) FROM OPERATIONS	1,219	(1,086)	(9,412)	(15,362)

Interest expense, net	(6,139)	(6,298)	(18,536)	(18,988)
Foreign currency exchange gains (losses)	(3)	(20)	(88)	143
Other income	—	572	96	582

Loss before income taxes	(4,923)	(6,832)	(27,940)	(33,625)
Provision (benefit) for income taxes	1,421	(1,389)	1,419	(5,083)

NET LOSS	$(6,344)	$(5,443)	$(29,359)	$(28,542)

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Cash resales represent new contracts for data licenses from our library, including data currently in progress, payable in cash. We believe cash resales are an important measure of our operating performance and are useful in assessing overall industry and client activity. Cash resales are likely to fluctuate quarter to quarter as they do not require the longer planning and lead times necessary for new data creation. Cash resales were $16.5 million in the third quarter of 2017 compared to $9.3 million in the third quarter of 2016 and $43.5 million in the first nine months of 2017 compared to $31.1 million in the first nine months of 2016.

The following table summarizes the components of Seitel’s revenue (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Total acquisition underwriting revenue	$6,941	$7,625	$18,213	$17,486

Resale licensing revenue:
Cash resales	16,546	9,314	43,471	31,147
Non-monetary exchanges	—	1,618	1,250	1,840
Revenue recognition adjustments	(74)	4,215	3,824	7,685
Total resale licensing revenue	16,472	15,147	48,545	40,672

Total seismic revenue	23,413	22,772	66,758	58,158

Solutions and other	600	483	1,550	1,387
Total revenue	$24,013	$23,255	$68,308	$59,545

Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, less cost of goods sold and cash selling, general and administrative expenses (excluding severance and other non-routine costs). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, cash flows from operating activities (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Cash EBITDA	$12,065	$5,126	$29,324	$18,385
Add (subtract) other components not included in cash EBITDA:
Cash acquisition underwriting revenue	6,838	7,571	17,984	17,408
Revenue recognition adjustments from contracts payable in cash	(74)	4,538	3,824	6,890
Severance and other non-routine costs	(40)	(754)	(143)	(1,860)
Interest expense, net	(6,139)	(6,298)	(18,536)	(18,988)
Amortization of deferred financing costs	325	294	952	922
Decrease in allowance for doubtful accounts	—	—	—	(21)
Other cash operating income	—	—	—	3
Current income tax expense	(2,008)	(35)	(2,591)	(44)
Changes in operating working capital	12,460	13,935	13,467	6,436
Net cash provided by operating activities	$23,427	$24,377	$44,281	$29,131

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Net cash capital expenditures represent total capital expenditures less cash underwriting revenue from our clients and non-cash additions to the seismic data library. We believe this measure is important as it reflects the amount of capital expenditures funded from our operating cash flow. The following table summarizes our actual capital expenditures for the nine months ended September 30, 2017 and shows how net cash capital expenditures (a non-GAAP financial measure) are derived from total capital expenditures, the most directly comparable GAAP financial measure (in thousands):

Nine Months Ended September 30, 2017
New data acquisition	$18,684
Cash purchases and data processing	7,240
Non-monetary exchanges	1,250
Property and equipment	362
Total capital expenditures	27,536
Less:
Non-monetary exchanges	(1,250)
Cash underwriting revenue	(17,984)
Net cash capital expenditures	$8,302

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